UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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IA Global, Inc.

(Name of Registrant as Specified in Its Charter)

_____________________________________________________

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Copies of all communications to:

Kevin J. Lavin, Esq.

Arnold & Porter

1600 Tysons Blvd., Suite 900

McLean, VA 22102

(703) 720-7011

(703) 720-7399 fax

101 California Street, Suite 2450

SAN FRANCISCO, CA 94111

Notice of the 2007 Annual Meeting of Stockholders of IA Global, Inc.

Date:	Friday, June 29, 2007
Time:	2:00 p.m., Hawaii time W Honolulu Diamond Head 2885 Kalakaua Avenue Honolulu, HI 96815
Purposes:

1.    To elect six nominees to serve on the Board of Directors until the 2008 Annual Meeting of Stockholders;

2.    To approve the Amendment and Restatement of our Certificate of Incorporation;

3.    To ratify the appointment of Sherb and Co LLP as the Company’s Independent Registered Public Accounting Firm;

4.    To adopt the IA Global, Inc. 2007 Stock Incentive Plan;

5.    To approve the Amendment and Restatement of our Bylaws; and

6.    To transact such other business that may properly come before the Annual Meeting, and any adjournments thereof.

Who Can Vote:	Stockholders at the close of business on April 30, 2007.
How You Can Vote:	You may vote your proxy by marking, signing and dating the enclosed proxy card and returning it as soon as possible using the enclosed envelope.
Who May Attend:

Only persons evidence of stock ownership or who are guests of the Company may attend and be admitted to the Annual Meeting. Photo identification will be required (a valid drivers license or passport is preferred).

•     If your shares are registered in your name, you must bring the proxy card.

•     If your shares are registered in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or a letter from that broker, trust, bank or other nominee or your most recent brokerage account statement, that confirms that you are the beneficial owner of those shares.

By Authorization of the Board of Directors,

Mark Scott

Secretary

San Francisco, CA

June 4, 2007

Your Vote Is Important. Whether You Own One Share Or Many, Your Prompt Cooperation In Voting Your Proxy Is Greatly Appreciated.

PROXY STATEMENT

FOR THE

2007 ANNUAL MEETING OF STOCKHOLDERS OF

IA GLOBAL, INC.

TO BE HELD ON FRIDAY JUNE 29, 2007

Solicitation

This Proxy Statement, the accompanying proxy card and the Annual Report to Stockholders of IA Global, Inc. the (“Company”) are being mailed on or about June 4, 2007. The Board of Directors (the “Board”) of the Company is soliciting your proxy to vote your shares at the 2007 Annual Meeting of Stockholders (the “Meeting”). The Board is soliciting your proxy to give all stockholders of record the opportunity to vote on matters that will be presented at the Meeting. This Proxy Statement provides you with information on these matters to assist you in voting your shares.

What is a proxy?

A proxy is your legal designation of another person (the “proxy”) to vote on your behalf. By completing and returning the enclosed proxy card, you are giving the Company the authority to vote your shares in the manner you indicate on your proxy card.

Why did I receive more than one proxy card?

You will receive multiple proxy cards if you hold your shares in different ways (e.g., joint tenancy, trusts, custodial accounts) or in multiple accounts. If your shares are held by a broker (i.e., in “street name”), you will receive your proxy card or other voting information from your broker, and you will return your proxy card or cards to your broker. You should vote on and sign each proxy card you receive.

Voting Information

Who is qualified to vote?

You are qualified to receive notice of and to vote at the Meeting if you own shares of Common Stock of the Company at the close of business on our record date of Monday, April 30, 2007.

How many shares of Common Stock may vote at the Meeting?

As of April 30, 2007, there were 152,915,157 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on each matter presented.

What is the difference between a “shareholder of record” and a “street name” holder?

These terms describe how your shares are held. If your shares are registered directly in your name with American Stock Transfer and Trust Company, the Company’s transfer agent, you are a “shareholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.

How do I vote my shares?

If you are a “shareholder of record”, you can vote your proxy by mailing in the enclosed proxy card. Please refer to the specific instructions set forth in the enclosed proxy card. For security reasons, our electronic voting system has been designed to authenticate your identity as a stockholder.

If you hold your shares in “street name”, your broker/bank/trustee/nominee will provide you with materials and instructions for voting your shares.

Can I vote my shares in person at the Meeting?

If you are a “shareholder of record”, you may vote your shares in person at the Meeting. If you hold your shares in “street name,” you must obtain a proxy from your broker, banker, trustee or nominee, giving you the right to vote the shares at the Meeting.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

Proposal 1 —	FOR the election of all six nominees until the 2008 Annual Meeting of Stockholders.
Proposal 2 —	FOR the approval of the Amendment and Restatement of our Certificate of Incorporation.
Proposal 3 —

FOR the ratification of appointment of Sherb and Co LLP as the Company’s Independent Registered Public Accounting Firm. as the Company’s Independent Registered Public Accounting Firm (Independent Auditors) as the Company’s Independent Registered Public Accounting Firm (Independent Auditors).

Proposal 4 —	FOR the adoption of the IA Global, Inc. 2007 Stock Incentive Plan.
Proposal 5 —	FOR the approval of the Amendment and Restatement of our Bylaws.

What are my choices when voting?

Proposal 1 —	You may cast your vote in favor of electing the nominees as Directors or withhold your vote on one or more nominees.
Proposals 2-5 —	You may cast your vote in favor of or against each proposal, or you may elect to abstain from voting your shares.

How would my shares be voted if I do not specify how they should be voted?

If you sign and return your proxy card without indicating how you want your shares to be voted, the named proxies will vote your shares as follows:

Proposal 1 —	FOR the election of all six nominees until the 2008 Annual Meeting of Stockholders.
Proposal 2 —	FOR the approval of the Amendment and Restatement of our Certificate of Incorporation.
Proposal 3 —

FOR the ratification of appointment of Sherb and Co LLP as the Company’s Independent Registered Public Accounting Firm as the Company’s Independent Registered Public Accounting Firm (Independent Auditors) as the Company’s Independent Registered Public Accounting Firm (Independent Auditors).

Proposal 4 —	FOR the adoption of the IA Global, Inc. 2007 Stock Incentive Plan.
Proposal 5 —	FOR the approval of the Amendment and Restatement our Bylaws.

How are votes withheld, abstentions and broker non-votes treated?

Votes withheld and abstentions are deemed as “present” at the Meeting, are counted for quorum purposes, and other than for Proposal 1, will have the same effect as a vote against the matter. Broker nonvotes, if any, while counted for general quorum purposes, are not deemed to be “present” with respect to any matter for which a broker does not have authority to vote.

Can I change my vote after I have mailed in my proxy card?

You may revoke your proxy by doing one of the following:

•	By sending a written notice of revocation to the Secretary of the Company that is received prior to the Meeting, stating that you revoke your proxy;

•	By signing a later-dated proxy card and submitting it so that it is received prior to the Meeting in accordance with the instructions included in the proxy card(s); or

•	By attending the Meeting and voting your shares in person.

What vote is required to approve each proposal?

Proposal 1 requires a plurality of the votes cast to elect a director.

Proposal 2-5 requires the affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote thereon at the Meeting.

Who will count the votes?

Representatives from the Company will count the votes and serve as our Inspector of Election. The Inspector of Election will be present at the Meeting.

Who pays the cost of this proxy solicitation?

Proxies will be solicited by mail, and we will pay all expenses of preparing and soliciting such proxies. also arranged for reimbursement, at the rates suggested by The American Stock Exchange LLC (“AMEX”), of brokerage houses, nominees, custodians and fiduciaries for the forwarding of proxy materials to the beneficial owners of shares held of record

Is this Proxy Statement the only way that proxies are being solicited?

No. We have also arranged for brokerage houses, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record. Our directors, officers and employees may also solicit proxies but such persons will not be specifically compensated for such services.

Vote of Controlling Stockholders

Inter Asset Japan LBO No. 1 Fund (“IAJ LBO Fund”), PBAA Fund Ltd. (“PBAA”), Terra Firma Fund Ltd. (“Terra Firma”), Inter Asset Japan Co. Ltd. (“IAJ”), IA Turkey Equity Portfolio Ltd (“IA Turkey”), Hiroki Isobe, Kyo Nagae and Derek Schneideman (collectively, our “Controlling Stockholders”) collectively hold approximately 51.3% of the aggregate votes that may be cast at the annual meeting, excluding 811,285 shares held by GMB Holdings Ltd, and other shareholders for which Mr. Isobe has investment and signing authority and 12,500,018 shares issuable upon exercise of $3,750,000 of convertible promissory notes. Our Controlling Stockholders stated in a Schedule 13D filed with the Securities and Exchange Commission (“SEC”) on April 20, 2007, and have subsequently confirmed orally, that they may be deemed to constitute a “group” for the purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Mr. Isobe and Mr. Nagae control each of our Controlling Stockholders. Mr. Schneideman was granted a proxy by IAJ LBO Fund; PBAA; Terra Firma; IAJ; and Mr. Isobe, or 50.3% of the aggregate votes, to vote these shareholders’ shares of Common Stock at all of the Company’s 2007 shareholder meetings.

OUR CONTROLLING STOCKHOLDERS AND MR. SCHNEIDEMAN HAVE ADVISED US THAT THEY INTEND TO VOTE IN FAVOR OF ALL OF THE PROPOSALS TO BE SUBMITTED TO THE STOCKHOLDERS AT THE ANNUAL MEETING. WE ARE NOT SEEKING A SEPARATE STOCKHOLDER VOTE BY NON-INTERESTED STOCKHOLDERS ON THE PROPOSALS TO BE SUBMITTED TO THE STOCKHOLDERS AT THE ANNUAL MEETING.

We have provided additional information regarding transactions we have undertaken with related parties under the heading “Related Party Transactions” on page 7 of this Proxy Statement.

If you have any further questions about voting your shares or attending the Meeting, please call Investor Relations at 415-948-8828.

PROPOSAL 1

Election Of Directors

Composition of the Board

The Board consists of six Directors. If elected, each of the Director nominees will serve on the Board until the 2008 Annual Meeting of Stockholders, or until their successors are duly elected and qualified in accordance with the Company’s Bylaws. If any of the six nominees should become unable to accept election, the persons named on the proxy card as proxies may vote for other person(s) selected by the Board. Management has no reason to believe that any of the six nominees for election named below will be unable to serve.

Your Board Recommends That Stockholders Vote FOR All Six Nominees Listed Below.

Nominees For Election as Directors

Our Management Directors

Derek Schneideman

Chief Executive Officer, Chairman of the Board of Directors.

Age- 52

Director since 2007

New Zealander Derek Schneideman has 30 years experience working in the Asia Pacific region and North America. He brings a wealth of experience to IA Global, including President of Gateway Japan Inc.; Senior Executive Advisor to the Softbank Asia Pacific Investment Fund; President and CEO of CTR Ventures Co., Ltd; Executive Vice President of an Electronic Data Systems Corporation Japan, Inc., (EDS) joint venture company (EDS-NII); and Managing Director for Computer Associates, Inc., (CAI) in Japan, Korea and New Zealand. He also serves or has served as Director and Executive Operations Officer for AdMark International Executive Search, Inc; Executive Consultant to Uniscope Co., Ltd; Senior Partner of SICS Co., Ltd; and Japan Representative of Illinois Superconductor, Inc.

Mr. Schneideman serves on the boards of several companies in Japan, the U.S., and New Zealand. A Japanese speaker, he is widely involved in community service activities and industry forums.

Board of Directors: Chairman
Merger and Acquisition Committee: Member

Mark Scott

Chief Operating and Financial Officer and Director

Age- 54

Director since 2004

American Mark Scott has served as COO since August 2005, a Director since January 2004 and Chief Financial Officer since October 2003. He has wide experience in executive financial positions in the United States including most recently with Digital Lightwave; Network Access Solutions; and Teltronics, Inc. He has also held senior financial positions at Protel, Inc., Crystals International, Inc., Ranks Hovis McDougall, LLP and Brittania Sportswear, and worked at Arthur Andersen. As a member of the National Association of Corporate Directors he is a certified corporate director.

Merger and Acquisition Committee: Member

Our Independent Directors

Raymond Christinson

Independent Director

Age- 36

Director since 2002

Japan-based Independent Director, Raymond Christinson, is currently a Director of Japan Business Consultants Co., Ltd. He has previously served as a Director at Intermedia Entertainment Co., Ltd., and number of executive positions with Y’s International Co., Ltd., and as Manager, a Director and Chief Operating Officer.

Audit Committee: Member

Nominations and Governance Committee: Member

Compensation Committee: Chairman

Masazumi Ishii

Independent Director

Age- 60

Director since 2006

Independent Director Masazumi Ishii is founder and Managing Director of AZCA, Inc., a professional services firm based in Menlo Park, California, specializing in Japan and Asia Pacific corporate development for high technology ventures. He has over 25 years of experience in international business and high technology. Mr. Ishii is also a Managing Director of Noventi, a Menlo Park venture capital firm, and an active venture investor in emerging technology companies during the past 15 years. Previously, Mr. Ishii has worked as a senior management consultant at McKinsey & Company, Inc. and systems engineer at IBM.

Mr. Ishii serves on the board and the advisory board of several multinational companies, and is a frequent speaker and writer on international business development in the high technology industry. He is also a visiting professor at Shizuoka University in Japan.

Merger and Acquisition Committee: Co-Chairman

Compensation Committee: Member

Eric La Cara

Independent Director

Age- 35

Director since 2004

Canadian Eric La Cara brings 9 years financial management and consulting experience in Japan to the Board. He is currently Corporate Controller at L’Oreal Japan. He is also Managing Director of Aviso Group Inc., which provides back office support, including accounting and taxation functions, to foreign-owed companies operating in Japan, he was charged with developing Aviso’s overall operations, using the business and technical skills he acquired during his professional career in Japan.

While Finance Manager of Synopsys in Tokyo, he directed the firm’s payroll, accounting, taxation, credit and invoicing functions, with a focus on streamlining these functions to maximize efficiency and enhance customer support. Mr. La Cara has a MBA in Finance from McGill University, and is a member of the National Association of Corporate Directors and a certified corporate director.

Audit Committee: Chairman

Nominations and Governance Committee: Member

Compensation Committee: Member

Merger and Acquisition Committee: Member

Clifford Bernstein

Independent Director

Age- 40

Director since 2007

Japan-based American Clifford Bernstein has spent the last decade in a variety of legal and banking positions, concentrating on mergers and acquisitions with a focus on technology companies. Mr. Bernstein has held positions as an attorney with Shearman & Sterling and investment banker with Citigroup as well as advisory roles with ValueClick Japan, Booz Allen & Hamilton and DKR Oasis.

He was awarded a J.D. from Columbia Law School, where he was a Kaoru Kashiwagi Scholar in Japanese Law and a Harlan Fiske Stone Scholar, and an L.L.M. from Kyushu University, where he was a Monbusho Scholar. Prior to Columbia, Mr. Bernstein worked at Marubeni Corporation and received a B.A. in Government from Dartmouth College. Mr. Bernstein is currently the President of the Dartmouth Club of Japan and an avid enthusiast for outdoor activities of any type.

Audit Committee: Member

Nominations and Governance Committee: Chairman

Merger and Acquisition Committee: Co-Chairman

CORPORATE GOVERNANCE

Code of Conduct and Ethics

The Company has adopted conduct and ethics standards titled the Code of Conduct and Ethics (the “Code of Conduct”) which are available at www.iaglobalinc.com. These standards were adopted by the Board to promote transparency and integrity of the Company. The standards apply to the Board, executives and employees. Waivers of the requirements of the Code of Conduct or associated polices with respect to members of the Board or executive officers are subject to approval of the full Board of Directors.

The Company’s Code of Conduct includes the following items:

•	promotes honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest; and,
•

promotes the full, fair, accurate, timely and understandable disclosure of the Company’s financial results in accordance with applicable disclosure standards, including, where appropriate, standards of materiality; and,

•	promotes compliance with applicable SEC, AMEX and governmental laws, rules and regulations; and,
•	deters wrongdoing; and
•	require prompt internal reporting of breaches of, and accountability for adherence to, the Code of Conduct.

On an annual basis, each Director and executive officer is obligated to complete a Director and Officer Questionnaire which requires disclosure of any transactions with the Company in which the Director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. Pursuant to the Code of Conduct, the Audit Committee and the Board are charged with resolving any conflict of interest involving management, the Board of Directors and employees on an ongoing basis.

Review and Approval of Related Person Transactions.

The Company has operated under a Code of Ethics for many years. The Company’s Code of Conduct requires all employees, officers and directors, without exception, to avoid engagement in activities or relationships that conflict, or would be perceived to conflict, with the Company’s interests or adversely affect its reputation. It is understood, however, that certain relationships or transactions may arise that would be deemed acceptable and appropriate upon full disclosure of the transaction, following review and approval to ensure there is a legitimate business reason for the transaction and that the terms of the transaction are no less favorable to the Company than could be obtained from an unrelated person.

The Audit Committee is responsible for reviewing and approving, as appropriate, all transactions with related persons. The Company has not adopted a written policy for reviewing related person transactions. The Company reviews all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. As required under SEC rules, transactions, if any, that are determined to be directly or indirectly material to the company or a related person are disclosed.

Related Party Transactions With Inter Asset Japan and Affiliates, and Our Controlling Stockholders

During 2006, the Company had the following related part transactions with IAJ and affiliates, and our Controlling Stockholders:

$3,394,000 Notes Receivable With GMB International, Inc.

In December 2005, Global Hotline, Inc. loaned 360,000,000 Yen to GMB International, Inc., a party affiliated with our Controlling Stockholders. This increased the total amounts due from GMB to 400,000,000 Yen or approximately $3,394,000 at current exchange rates. GMB repaid 200,000,000 Yen on January 13, 2006, 80,000,000 Yen on April 7, 2006 and the remaining 120,000,000 Yen on April 27, 2006.

Kyo Nagae Relationship With IAJ

In January, 2006 Mr. Kyo Nagae, Chief Financial Officer of Global Hotline, became President of IAJ and IAJ LBO Fund.

Inter Asset Japan Relationship With Tesco Co Ltd

IAJ owns a minority ownership percentage of approximately 20% in Tesco Co Ltd. Global Hotline has an agent agreement with Tesco to sell their lighting products.

Director Independence

In accordance with AMEX rules, the Board affirmatively determines the independence of each Director and nominee for election as a Director in accordance with AMEX’s independence standards as set forth in Section 121A of the AMEX Company Guide..

Based on these standards, at its meeting held on April 20, 2007, the Board determined that each of the following non-employee Directors are independent and has no relationship with the Company, except as a Director and stockholder of the Company:

•	Clifford James Bernstein
•	Raymond Christinson
•	Masazumi Ishii
•	Eric La Cara

In addition, based on such standards, the Board determined that: John Margerison is not independent because he is a Director of the Company and holds more than 5% of the outstanding shares of the Common Stock of the Company either directly or indirectly.

Communication with the Board of Directors or Members Thereof

We do not have a formal procedure for stockholder communication with our Board of Directors. In general, our Directors are easily accessible by telephone, postal mail or electronic mail. Any matter intended for the Board of Directors, or for any individual member or members of the Board, can be directed to our Chief Executive Officer or Chief Operating Officer with a request to forward the same to the intended recipient. Alternatively, shareholders can direct correspondence to the Board of Directors, or any of its members, in care of the Company at 101 California Street, Suite 2450, San Francisco, CA 94111. The Company will direct the correspondence to the director. All such communications will be forwarded to the intended recipient unopened.

Nominations for Directors

Identifying Candidates

The Nominations and Governance Committee is responsible for screening potential Director candidates and recommending qualified candidates to the Board for nomination. The Committee considers recommendations of potential candidates from current Directors, management and stockholders. The Company does not have a specific policy regarding consideration of stockholder director nominees. Stockholders’ nominations for Directors must be made in writing and include the nominee’s written consent to the nomination and sufficient background information on the candidate to enable the Committee to assess his or her qualifications. Nominations must be addressed to the Chairman of the Nominations and Governance Committee in care of the Secretary of the Company at the Company’s headquarters address listed below, and must be received no later than December 31, 2007, in order to be included in the proxy statement for the next annual election of Directors.

Chairman of the Nominations and Governance Committee
IA Global, Inc.
101 California Street, Suite 2450
San Francisco, CA 94111

Qualifications

The Nominations and Governance Committee has not established specific minimum age, education, years of business experience or specific types of skills for potential Director candidates, but, in general, expects qualified candidates will have ample experience and a proven record of business success and leadership.

The Board has developed a group of criteria which are designed to describe what qualities and characteristics are desired for the Board as a whole. The full Board conducts an annual self-evaluation of its membership with respect to the criteria. The purpose of this evaluation is to help ensure the Board remains comprised of members fulfilling the desired complement of talents and expertise for the Board as a whole. No single Director is expected to have each criterion.. There is no difference in the manner in which the Board evaluates persons recommended by directors, officers or employees and persons recommended by stockholders in selecting Board nominees.

The criteria are reviewed annually by the Nominations and Governance Committee and the Board to ensure they remain pertinent and robust. In general, they require that each Director:

•	have the highest personal and professional ethics, integrity and values;
•	consistently exercise sound and objective business judgment;
•	have a comfort with diversity in its broadest sense; and,
•	have experience in the Pacific Rim region

In addition, it is anticipated that the Board as a whole will have individuals with:

•	significant appropriate senior management and leadership experience;
•	a comfort with technology;
•	a long-term and strategic perspective; and
•	the ability to advance constructive debate and a global perspective.

Further, it is important for the Board as a whole to operate in an atmosphere where the chemistry between and among the members is a key element.

Candidate Selection Process

Upon receipt of a stockholder-proposed Director candidate, the Chairman of the Nominations and Governance Committee or the Secretary assesses the Board’s needs, primarily whether or not there is a current or pending vacancy or a possible need to be filled by adding or replacing a Director. A Director profile is prepared by comparing the current list of criteria with the desired state and with the candidate’s qualifications. The profile and the candidate’s submitted information are provided to the Nominations Committee and the Chairman of the Board for discussion and review at the next Nominations Committee meeting.

Similarly, if at any time the Nominations and Governance Committee or the Board determines there may be a need to add or replace a Director, the Corporate Secretary, the Nominations and Governance Committee Chairman and the Chairman of the Board develop a Director profile by comparing the current list of criteria with the desired state. If no candidates are apparent from any source, the Nominations Committee will determine the appropriate method to conduct a search.

Regardless of how a candidate is brought to the Nominations and Governance Committee’s attention, qualified candidates are asked to conduct one or more personal interviews with appropriate members of the Board. Chosen candidates are extended invitations to join the Board. If a candidate accepts, he or she is formally nominated.

There is no representative of our Controlling Shareholder Group on the Board.

MEETINGS AND COMMITTEES OF THE BOARD

The Board of Directors

Each Director is expected to devote sufficient time, energy and attention to ensure diligent performance of his or her duties and to attend all Board, committee and stockholders’ meetings. The Board met eighteen times during 2006. All Directors attended at least 75% of the meetings of the Board and of the Committees on which they served during the fiscal year ended December 31, 2006, except for Alan Margerison, who did not stand for reelection. Although the Board does not have a formal policy regarding attendance by the members of the board of directors at the annual meeting of the Company, all members of the Board of Directors are requested to attend the annual meeting of stockholders. All of the Directors attended the 2006 Annual Meeting of Stockholders on June 9, 2006.

Committees of the Board of Directors

The Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities. The committees are currently the Audit Committee, the Nominations Committee and the Compensation Committee. In accordance with the AMEX continued listing standards, the Audit and Compensation committees are comprised solely of non-employee, independent Directors and the Nominating Committee consists of three independent and one management director who is not an executive officer. Charters for each committee are available on the Company’s website at www.iaglobalinc.com The table below shows current membership for each of the standing Board committees.

Nominations and
Audit Committee	Governance Committee	Compensation Committee

Eric La Cara (1)	Clifford James Bernstein (1)	Raymond Christinson (1)
Clifford James Bernstein	Raymond Christinson	Masazumi Ishii
Raymond Christinson	Eric La Cara	Eric La Cara

(1)	Chairman of the Committee.

In addition, the Company has a Merger and Acquisition Committee to facilitate and assist the Board in the execution of its responsibilities.

Audit Committee

The Audit Committee has three members and met nine times in 2006. The Audit Committee is comprised solely of non-employee Directors, all of whom the Board has determined are independent pursuant the independence standards set forth in Section 121A of AMEX’s Company Guide. The Board has determined that all the members of the Audit Committee are financially literate pursuant to the AMEX rules. The Board also has determined that Mr. La Cara, Chairman of the Audit Committee, is an Audit Committee Financial Expert within the meaning stipulated by the SEC. The Board has adopted a charter for the Audit Committee, which was revised by the Audit Committee at its meeting on April 20, 2007, and approved by the full Board at its meeting on April 20, 2007. The charter is available on the Company’s website at www.iaglobalinc.com.

The Audit Committee’s responsibilities, discussed in detail in the charter include, among other duties, the responsibility to:

•	the appointment of independent auditors; and,
•	review the arrangements for and scope of the audit by independent auditors; and,
•	review the independence of the independent auditors; and,
•	consider the adequacy and effectiveness of the system of internal accounting and financial controls and review any proposed corrective actions; and,
•	review and monitor our policies regarding business ethics and conflicts of interest; and,
•	discuss with management and the independent auditors our draft quarterly interim and annual financial statements and key accounting and reporting matters; and,
•	review the activities and recommendations of our accounting department.

Nominations and Governance Committee

The Nominations and Governance Committee has three members and met five times in fiscal 2006. The Committee is comprised solely of non-employee Directors, all of whom the Board has determined are independent pursuant to the independence standards set forth in Section 121A of the AMEX’s Company Guide. The Board has adopted a charter for Committee, which is available on the Company’s website at www.iaglobalinc.com.

The Nominations and Governance Committee’s responsibilities, discussed in detail in the charter include, among other duties, the responsibility to:

•	assist the board in identifying individuals qualified to become Board members, and recommend to the Board the nominees for election as directors at the next annual meeting of stockholders;
•	develop and recommend to the Board the corporate governance guidelines applicable to the Company; and,
•

serve in an advisory capacity to the Board and Chairman of the Board on matters of organization, management succession plans, major changes in the organizational structure of the Company and the conduct of board activities.

Compensation Committee

The Compensation Committee has three members and met seven times in fiscal 2006. The Committee is comprised solely of non-employee Directors, all of whom the Board has determined are independent pursuant to the independence standards set forth in Section 121A of the AMEX’s Company Guide. The Board has adopted a charter for the Compensation Committee, which is available on the Company’s website at www.iaglobalinc.com.

The Compensation Committee’s responsibilities, which are discussed in detail in its charter, include, among other duties, the responsibility to:

•

recommend the base salary, incentive compensation and any other compensation for the Company’s Chief Executive Officer; and approve the base salary, incentive compensation and any other compensation for the other officers of the Company; and

•	to administer the 1999 and 2000 stock option plans;

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee during fiscal year 2006 served as an officer, former officer, or employee of the Company or had a relationship discloseable under “Related Person Transactions.” Further, during 2006, no executive officer of the Company served as:

•

A member of the Compensation Committee (or equivalent) of any other entity, one of whose executive officers served as one of our directors or was an immediate family member of a director, or served on our Compensation Committee; or

•	A director of any other entity, one of whose executive officers or their immediate family member served on our Compensation Committee.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

This Compensation Discussion and Analysis describes the material elements of compensation awarded to, earned by or paid to each of our named executive officers who served during the fiscal year ended December 31, 2006. This compensation discussion primarily focuses on the information contained in the following tables and related footnotes and narrative for the last completed fiscal year, but we also describe compensation actions taken after the last completed fiscal year to the extent that it enhances the understanding of our executive compensation disclosure.

The Compensation Committee (for purposes of this analysis, the “Committee”) of the Board has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy. In August 2006, as part of a review of the Company’s practices, the Committee implemented processes to evaluate and determine compensation and expects to have these processes in place in 2007. The Committee believes that the total compensation paid to the executive officers is fair, reasonable and competitive. The Committee is evaluating the types of compensation and benefits provided to the named executive officers, and in 2007, expects to ensure that they are similar to those provided to other executive officers.

Throughout this proxy statement, the individuals who served as the Company’s President and Chief Financial Officer during fiscal 2006, as well as the other individuals included in the Summary Compensation Table on page 15, are referred to as the “named executive officers”.

Compensation Philosophy and Objectives

The Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific Company annual and strategic goals, and that aligns executives’ interests with those of the stockholders by rewarding performance for achieving goals. For 2006, the goals were achieving profitability, acquiring and selling businesses and completion of investor relations activities, with the ultimate objective of improving stockholder value. Therefore, the Committee has established objectives for executive compensation: (1) to enhance the long-term value of the Company; (2) to assist the Company in attracting and retaining high quality talent; (3) to reward past performance and motivate future performance; and (4) to align executives’ long term interests with those of the Company’s stockholders. The Committee has established goals for executive compensation: raising additional capital, achieving Company profitability, improving the Common Stock share price, acquiring and selling businesses and completion of investor relation activities. The Committee subjectively evaluates both performance and compensation to ensure based on the achievement of goals that the Company maintains its ability to attract and retain superior employees in key positions and believes that compensation provided to key employees remains competitive relative to the compensation paid other executive officers. The Committee believes executive compensation packages provided by the Company to its executives, including the named executive officers, should include both cash and equity-based compensation that reward performance as measured against established goals.

Role of Executive Officers in Compensation Decisions

The Committee makes all compensation decisions, including equity awards, for the named executive officers of the Company. Mr. Scott, the Company’s President and Chief Financial Officer makes recommendations regarding the base salary and non-equity compensation of other named executive officers that are approved by the Committee in its discretion.

The Committee reviewed the performance of President and Chief Financial Officer in 2006. The conclusions reached and recommendations based on this review, including with respect to salary adjustments and annual award amounts, are presented to and approved by the Board.

Setting Executive Compensation

The Committee structures the Company’s annual incentive-based cash and non-cash executive compensation to motivate executives to achieve the business goals set by the Company and reward the executives for achieving such goals. The Committee does not use a peer group of publicly-traded and privately-held companies in structuring the compensation packages.

A percentage of total compensation is allocated to incentives. There is no pre-established policy or target for the allocation between either cash and non-cash incentive compensation. Rather, the Committee reviews the Company’s goals to determine what it considers the appropriate level and mix of incentive compensation. For 2006, the Company goals were raising additional capital, achieving Company profitability, improving the Common Stock share price, , acquiring and selling businesses and completion of investor relation activities. Historically, and in 2006, the Committee granted a majority of total compensation to the named executive officers in the form of cash and equity compensation.

2006 Executive Compensation Components

The Committee did not use a formula for allocating compensation among the elements of total compensation in fiscal year 2006. The Committee believes that in order to attract and retain highly effective people it must maintain a flexible compensation structure. For the fiscal year ended December 31, 2006, the principal components of compensation for named executive officers were base salary, performance-based incentive compensation and stock option grants.

Base Salary

Base salary is intended to ensure that the Company’s employees are fairly and equitably compensated. Base salary is used to appropriately recognize and reward the experience and skills that employees bring to the Company and provides motivation for career development and enhancement. During their tenure, base salary ensures that all employees continue to receive a basic level of compensation that reflects any acquired skills which are competently demonstrated and are consistently used at work.

Base salaries for the Company’s named executive officers are initially established based on their prior experience, the scope of their responsibilities and the applicable competitive market compensation paid by other companies for similar positions. Base salary levels of the named executive officers are reviewed annually by the Committee. Salary levels for the named executive officers were not adjusted during 2006.

Performance-Based Incentive Compensation

The Committee believes the payment of incentive compensation rewards performance benefits our business, and is consistent with the creation of stockholder value. All the Company’s named executive officers are eligible to receive with performance-based incentive compensation. During 2006, bonuses were paid to the President and Chief Financial Officer based on the achievement of established goals, with the ultimate objective of improving stockholder value. The goals were achieving profitability, acquiring and selling businesses and completion of investor relation activities.

Ownership Guidelines

The Committee does not require our named executive officers to hold any minimum number of our shares. However, to directly align the interests of executive officers with the interests of the stockholders, the Committee encourages each named executive officer to maintain an ownership interest in the Company.

Stock Option Program

Stock options are an integral part of our executive compensation program. They are intended to encourage ownership and retention of the Company’s stock by named executive officers and employees, as well as non-employee members of the Board. Through stock options, the objective of aligning employees’ long-term interest with those of stockholders may be met by providing employees with the opportunity to build a meaningful stake in the Company.

The Stock Option Program assists the Company by:

•	enhancing the link between the creation of stockholder value and long-term executive incentive compensation;
•	providing an opportunity for increased equity ownership by executives; and
•	maintaining competitive levels of total compensation.

Stock option award levels are determined based on market data of the National Association of Corporate Directors, vary among participants based on their positions within the Company and are granted at the Committee’s regularly scheduled meetings. Newly hired or promoted executives, other than executive officers, receive their award of stock options on the date of hire. Newly hired executive officers who are eligible to receive options are awarded such options at the next regularly scheduled Committee meeting on or following their hire date.

Options are awarded at the closing price of the Company’s Common Stock on the date of the grant. The Committee’s policy is not to grant options with an exercise price that is less than the closing price of the Company’s Common Stock on the grant date.

The majority of the options granted by the Committee vest quarterly over three years of the ten-year option term. Vesting and exercise rights cease upon termination of employment, except in the case of death (subject to a one year limitation), disability or retirement. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents.

Retirement and Other Benefits

The Company has no other retirement, savings, long-term stock award or other type of plans for the named executive officers.

Perquisites and Other Personal Benefits

The Company paid $30,293 for a Tokyo apartment and $14,300 for benefits for the President and Chief Financial Officer during 2006, as he spent a considerable amount of time working in Japan at the Company’s subsidiary Global Hotline and other business. In 2007, the Company expects to provide named executive officers with perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Committee expects to review the levels of perquisites and other personal benefits provided to named executive officers.

Currently, the Company has no Change of Control or Severance Agreements with the named executive officers. In 2007, the Committee is considering entering into such agreements with the named executive officers.

Retaining a Chief Executive Officer

On November 27, 2006, the majority of the independent directors began a search for a Chief Executive Officer and retained a recruiter to assist with the search. The recruiter was only able to locate five potential candidates who had the necessary skills and experience for a Chief Executive Officer position and were willing to relocate to or live in Tokyo, Japan. On February 8, 2007, the Company entered into a one year Employment Agreement with Derek Schneideman. Mr. Schneideman was appointed as Chief Executive Officer and Chairman of the Board of Directors of the Company effective as of February 13, 2007.

The Employment Agreement provides for:

•	the payment of an annual salary of $250,000;
•	participation in the Company’s group insurance arrangements;
•	sign-on bonus of $20,000;
•	a bonus up to $230,000;
•	up to 500,000 in stock options; and
•	other compensation, as may be declared by the Company’s Compensation Committee.

The bonus of up to $230,000 is based on:

•	raising additional capital (a bonus of up to $30,000);
•	the Company achieving profitability (a bonus of up to $55,000); and
•	improving the Common Stock share price (a bonus of up to $80,000).

Mr. Schneideman’s Employment Agreement requires him to provide thirty days notice prior to terminating his employment and provides Mr. Schneideman with six months severance in the event that Mr. Schneideman is terminated by the Company without cause. Mr. Schneideman’s Employment Agreement contains provisions for confidentiality for the term of the agreement and thereafter. Mr. Schneideman works full time for the Company.

Tax and Accounting Implications

Deductibility of Executive Compensation

The Committee believes that we have structured our compensation program to comply with Internal Revenue Code of 1986, as amended (the “Code”) Sections 162(m) and, to the extent now known, 409A. Under Section 162(m), the Company may deduct compensation in excess of $1 million paid to the corporation’s chief executive officer and four other most highly paid executive officers if certain requirements are met. We periodically review the potential consequences of Section 162(m) and may structure the performance-based portion of our executive compensation to comply with certain exemptions in Section 162(m). However, we may authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interests of the stockholders, after taking into consideration changing business conditions or the officer’s performance.

Section 409A is a relatively recent provision of the Internal Revenue Code and the implementing regulations were recently finalized. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. The Company is continuing to evaluate the impact of Section 409A on various of its compensation and benefits plans, programs and arrangements and may modify certain of them as a result of that evaluation.

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, the Company began accounting for stock-based payments including its Stock Option Program in accordance with the requirements of SFAS Statement 123-R.

COMPENSATION COMMITTEE REPORT

The Compensation Committee, composed entirely of independent directors in accordance with the applicable laws, regulations and AMEX listing requirements, sets and administers policies that govern the Company’s executive compensation programs, and incentive and stock programs. The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Raymond Christinson, Chairman

Masazumi Ishii

Eric La Cara

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal year ended December 31, 2006.

							Change In
							Pension
							Value and
						Non-Equity	Non-qualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)	($) (1)	($)	($) (2)	($)	($)	($) (3)	($)

Mark Scott	2006	$183,000	$59,928	$—	$40,000	$—	$—	$94,593	377,521
President and Chief Financial Officer

Hideki Anan	2006	$288,817	$—	$—	$—	$—	$—	$—	288,817
CEO of Global Hotline, Inc.

Kyo Nagae	2006	$152,660	$—	$—	$—	$—	$—	$—	152,660
CFO of Global Hotline, Inc.

(1)	Reflects Mr. Scott’s bonus of $9,928 for the year ended December 31, 2005, and $50,000 for the year ended December 31, 2006.

(2)

The amounts reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with Financial Accounting Standard 123-R (“FAS 123-R”) of awards pursuant to the Stock Option Program. Assumptions used in the calculation of this amount are included in footnote 2 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 29, 2007.

(3)	The amount reflects a relocation allowance of $50,000, $30,293 for a Tokyo apartment and $14,300 for insurance benefits paid to or for Mr. Scott in 2006.

GRANT OF PLAN BASED AWARDS

All Other
								All Other	Option Awards;
		Estimated Future Payouts Under			Estimated Future Payouts Under			Stock Awards;	Number of
		Non-Equity Incentive Plan			Equity Incentive Plan			Number of	Securities	Exercise or	Grant Date
		Awards			Awards			Shares of	Underlying	Base Price of	Fair Value of
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or Units	Options	Option Awards	Stock and
Name (1)	Date	($)	($) (2)	($)	(#)	(#)	(#)	(#) (3)	(#)	($/Sh)	Option Awards

Mark Scott	8/15/2006	$—	$50,000	$—	—	—	—	250,000	—	$0.16	$40,000

(1)	Stock optons were not granted to Mr. Anan or Nagae in 2006.

(2)	Pursuant to Mr. Scott’s Employment Agreement, he is entitled to a bonus of up to $50,000.

(3)	The amount shown in this column reflects the number of options granted pursuant to the 2000 Stock Incentive Plan and vests quarterly over three years.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
		Equity Incentive	Equity Incentive					Equity Incentive	Equity Incentive
		Plan Awards:	Plan Awards:					Plan Awards:	Plan Awards:
	Number of	Number of	Number of					Number of	Market or
	Securities	Securities	Securities			Number of	Market Value	Unearned Shares,	Payout Value of
	Underlying	Underlying	Underlying			Shares or Units	of Shares or	Units or Other	Unearned Shares,
	Unexercised	Unexercised	Unexercised	Option		of Stock	Units of	Rights That	Units, or Other
	Options	Options	Unearned	Exercise	Option	That Have Not	Stock That	Have Not	Rights That Have
	Exercisable	Unexerciseable	Options	Price	Exercise	Vested	Have Not Vested	Vested	Not Vested
Name	(#) (1)	(#) (1)	(#)	($)	Date	(#)	($)	(#)	($)

Mark Scott	266,667	133,333	—	$0.30	1/12/2004	—	$—	—	$—
	83,333	16,667	—	$0.20	5/17/2004	—	$—	—	$—
	66,667	33,333	—	$0.24	11/19/2004	—	$—	—	$—
	41,667	58,333	—	$0.26	8/1/2005	—	$—	—	$—
	20,833	229,167	—	$0.16	8/15/2006	—	$—	—	$—

Hideki Anan	250,000	250,000	—	$0.20	6/22/2005	—	$—	—	$—

Kyo Nagae	175,000	175,000	—	$0.20	6/22/2005	—	$—	—	$—

(1)

All options listed above vest quarterly over a three year term, except for Mr. Scott’s option award dated January 12, 2004. This option award vests annually over three years. All option awards have a ten year life.

OPTION EXERCISES AND STOCK VESTED

The Company’s named executive officers did not exercise any stock options during the fiscal year ended December 31, 2006.

PENSION BENEFITS

The Company does not provide any pension benefits.

NONQUALIFIED DEFERRED COMPENSATION

The Company’s does not have a nonqualified deferral program.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The Company has no Change of Control or Severance Agreements with its named executive officers.

 Mark Scott

The following table shows the potential payments upon termination for Mark Scott, the Company’s President and Chief Financial Officer:

Involuntary
for Good
Reason
				Involuntary	For	Termination
Executive	Voluntary	Early	Normal	Not For Good	Cause	(Change In
Payments Upon	Termination	Retirement	Retirement	Termination	Termination	Control	Disability	Death
Separation	on 12/31/06	on 12/31/06	on 12/31/06	on 12/31/06	on 12/31/06	on 12/31/06)	on 12/31/06	on 12/31/06
Compensation:
Base salary (1)	—	—	—	137,250	—	—	—	—
Performance-based incentive compensation	—	—	—	—	—	—	—	—
Stock options	—	—	—	—	—	—	—	—

Benefits and Perquisites:
Health and welfare benefits	—	—	—	—	—	—	—	—
Accrued vacation pay (2)	17,009	17,009	17,009	17,009	17,009	—	17,009	17,009

Total	17,009	17,009	17,009	154,259	17,009	—	17,009	17,009

(1)	Reflects nine months severance to be paid to Mr. Scott upon termination other than for cause.
(2)	Reflects the value of vacation pay accrued as of December 31, 2006.

Hideki Anan

The Company has no termination agreements with Hideki Anan, Chief Executive Officer of Global Hotline, Inc.

Kyo Nagae

The Company has no termination agreements with Kyo Nagae, Chief Financial Officer of Global Hotline, Inc.

DIRECTOR COMPENSATION

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Company considers the significant amount of time that Directors expend in fulfilling their duties to the Company as well as the skill-level required by the Company of members of the Board.

Director Summary Compensation Table

The table below summarizes the compensation paid by the Company to non-employee Directors for the fiscal year ended December 31, 2006.

					Change In
					Pension
					Value and
				Non-Equity	Nonqualified
	Fees Earned			Incentive Plan	Deferred	All Other
	Or Paid In	Stock	Option	Compensation	Compensation	Compensation
Name	Cash ($)	Awards ($)	Awards ($) (1)	($)	Earnings ($)	($)	Total ($)

Raymond Christinson	37,250	—	24,000	—	—	—	61,250
Masazumi Ishii	12,100	—	32,000	—	—	—	44,100
Jun Kumamoto	35,400	—	24,000	—	—	—	59,400
Eric La Cara	52,975	—	24,000	—	—	—	76,975
Alan Margerison	12,860	—	—	—	—	—	12,860

(1)

Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with SFAS 123-R. The assumptions used in the valuation of options is included in Footnote 2 of the Form 10-K as filed with the SEC on March 29, 2007. As of December 31, 2006, each Director has the following number of options outstanding to purchase the indicated number of shares of the Company’s common stock: Raymond Christinson: 550,000; Masazumi Ishii: 200,000; Jun Kumamoto: 550,000; Eric La Cara: 450,000; and Alan Margerison: 0.

Cash Compensation Paid to Board Members

Our independent non-employee directors are compensated at a base rate of $1,700 per month. In addition, for serving as committee chairman they are paid $500 per month for the Nominations and Governance Committee and the Compensation Committee and $1,000 per month for the Audit Committee. In addition, directors are paid $600 per day for other board level activities.

Stock Option Program

Each non-employee Director receives a stock option grant having a calculated Black-Scholes value that approximates the value of their annual cash and committee chairman compensation. In August 2006, with the exception of Masazumi Ishii, each non-employee Director received a grant of 150,000 options at the fair market price of the Company’s Common Stock on the date of the grant, or $0.16. Upon appointment to the Board, Masazumi Ishii, a non-employee director, received a grant of 200,000 options at the fair market price of the Company’s Common Stock on the date of the grant, or $0.16. Options received by Directors vest quarterly over three years.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the ownership of our common stock as of the record date by:

•	each director;
•	each person known by us to own beneficially 5% or more of our common stock;
•	each officer named in the summary compensation table elsewhere in this report; and
•	all directors and executive officers as a group.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. Under these rules more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Unless otherwise indicated below, each beneficial owner named in the table has sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise indicated, the address of each beneficial owner of more than 5% of common stock is IA Global. Inc., 101 California Street, Suite 2450, San Francisco, California 94111.

	Amount	Percentage
Directors and Officers-
Hideki Anan	9,159,976	6.0%
Clifford Bernstein	10,000	—
Raymond Christinson	3,500	—
Masazumi Ishii	—	—
Eric La Cara	21,800	—
Derek Schneideman	30,600	—
Mark Scott	175,000	—
Total Directors and Officers as a Group (6 total)	9,400,876	6.1%

The symbol - means less than 1%.

	Number	Percentage
Greater Than 5% Ownership

Inter Asset Japan Co., Ltd-

Inter Asset Japan LBO No. 1 Fund	29,733,146	19.4%	(2)
35F Atago Green Hills Mori Tower
2-5-1 Atago, Minato-Ku
Tokyo, 105-6235 Japan

PBAA Fund, Ltd.	24,104,152	15.8%	(2)
Woodbourne Hall
PO Box 3162
Road Town, Tortola
British Virgin Islands

Terra Firma Fund , Ltd.	13,100,000	8.6%	(2)
Woodbourne Hall
PO Box 3162
Road Town, Tortola
British Virgin Islands

Inter Asset Japan Co. Ltd.	3,000,000	2.0%	(2)
35F Atago Green Hills Mori Tower
2-5-1 Atago, Minato-Ku
Tokyo, 105-6235 Japan

IA Turkey Equity Portfolio Ltd	2,500,000	1.6%	(2)
Mill Mall, Suite 6 Wickhams Cay

PO Box 3085
Road Town, Tortola
British Virgin Islands

Hiroki Isobe	4,426,772	2.9%	(1	)(2)(3)
Inter Asset Japan Co. Ltd.
35F Atago Green Hills Mori Tower
2-5-1 Atago, Minato-Ku
Tokyo, 105-6235 Japan

Kyo Nagae	1,500,000	1.0%	(1	)(2)
Inter Asset Japan Co. Ltd.
35F Atago Green Hills Mori Tower
2-5-1 Atago, Minato-Ku
Tokyo, 105-6235 Japan

Derek Schneideman	30,600	—	(1	)(2)
IA Global, Inc.
101 California Street, Suite 2450
San Francisco, CA 94111

	78,364,070	51.3%	(4)

Hideki Anan	9,159,976	6.0%
Nishi-Shinjuku Showa Building 11F
1-13-12 Nishi-Shinjuku, Shinjuku-ku
Tokyo, 106-0023, Japan

McFraui Pty Ltd, ATF The McFraui Trust	29,926,200	19.6%
Level 1, Corporate Centre
2 Corporate Court
Bundall QLD 4217

Baddas Investments Pty Ltd, ATF Baddas 1 Trust	10,785,587	7.1%
Level 1, Corporate Centre
2 Corporate Court
Bundall QLD 4217

The symbol - means less than 1%.

(1)

Reflects the shares beneficially owned by IAJ, IAJ LBO No. 1, PBAA, Terra Firma, IA Turkey, Hiroki Isobe, Kyo Nagae and Derek Schneideman. These entities stated in a Schedule 13D filed with the SEC on April 20, 2007 and have subsequently confirmed orally, that they may be deemed to constitute a “group” for the purposes of Rule 13d-3 under the Exchange Act. Mr. Hiroki Isobe and Kyo Nagae, control each of IAJ, IAJ LBO Fund, PBAA, Terra Firma and IA Turkey. Mr. Schneideman was granted a proxy by IAJ LBO Fund; PBAA; Terra Firma; IAJ; and Mr. Isobe, or 50.3% of the aggregate votes, to vote these shareholders’ shares of common stock at all of the Company’s 2007 shareholder meetings.

(2)

Although IAJ, IAJ LBO Fund, PBAA, Terra Firma, Hiroki Isobe and Kyo Nagae stated in a Schedule 13D filed with the SEC on April 20, 2007, that they may be deemed to constitute a “group” for the purposes of Rule 13d-3 under the Exchange Act, each entity stated in such schedule that they had granted a proxy by IAJ LBO Fund; PBAA; Terra Firma; IAJ; and Mr. Isobe, or 50.3%, to vote these shareholders’ shares of common stock at all of the Company’s 2007 shareholder meetings.

(3)	Excludes 811,285 shares held by GMB Holdings Ltd and other shareholders for which Mr. Isobe has investment and signing authority.

(4)	Excludes 12,500,018 shares issuable upon exercise of $3,750,000 of convertible promissory notes.

PROPOSAL 2

Proposal to Amend and Restate our Certificate of Incorporation

Since our formation in 1998, our Certificate of Incorporation has been amended numerous times to, among other things, change our corporate name and change the number of shares of capital stock we are authorized to issue. Our Board of Directors has determined that it is in our best interests and the best interests of our shareholders to combine in one document our original Certificate of Incorporation and the various amendments to the Certificate of Incorporation that have been approved over the years, to delete information that is solely of historical interest, to update our Certificate of Incorporation to current Delaware law and to make other minor stylistic, definitional and clarifying drafting alterations in a single document.

A copy of the entire text of the proposed Amended and Restated Certificate of Incorporation, which sets forth the amendments discussed above is attached as Annex 1 to this proxy statement. The above description of the amendments to our Certificate of Incorporation are a summary only and you should read the proposed Amended and Restated Certificate of Incorporation that are attached to this proxy statement in their entirety.

Under Delaware law, the approval of the proposed Amended and Restated Certificate of Incorporation requires the affirmative vote of the holders of a majority of the total number of issued and outstanding shares of our common stock.

Your Board Recommends That Stockholders Vote FOR The Amendment and Restatement of our Certificate of Incorporation.

PROPOSAL 3

The Ratification of Appointment of Sherb and Co LLP

as the Company’s Independent Registered Public Accounting Firm (Independent Auditors)

At its April 20, 2007, meeting, the Audit Committee recommended and approved the appointment of Sherb and Co LLP as the Company’s independent registered public accounting firm (independent auditors) to examine the consolidated financial statements of the Company for the year ending December 31, 2007. The Company is seeking the stockholders’ ratification of such action.

It is expected that representatives of Sherb and Co LLP will attend the Meeting and be available to make a statement or respond to appropriate questions.

Your Board And The Audit Committee Recommend That Stockholders

Vote FOR The Ratification of Appointment Of

Sherb and Co LLP As The Company’s Independent Registered Public Accounting Firm (Independent Auditors).

AUDIT COMMITTEE DISCLOSURE

The Audit Committee is comprised solely of independent and, among other things, is responsible for:

•	the appointment of independent auditors; and,

•	review the arrangements for and scope of the audit by independent auditors; and,

•	review the independence of the independent auditors; and

•	consider the adequacy and effectiveness of the system of internal accounting and financial controls and review any proposed corrective actions; and,

•	review and monitor our policies regarding business ethics and conflicts of interest; and,

•	discuss with management and the independent auditors our draft quarterly interim and annual financial statements and key accounting and reporting matters; and,

•	review the activities and recommendations of our accounting department.

Audit Committee Pre-approval Policy

The Audit Committee has established a pre-approval policy and procedures for audit, audit-related and tax services that can be performed by the independent auditors without specific authorization from the Audit Committee subject to certain restrictions. The policy sets out the specific services pre-approved by the Audit Committee and the applicable limitations, while ensuring the independence of the independent auditors to audit the Company’s financial statements is not impaired. The pre-approval policy does not include a delegation to management of the Audit Committee responsibilities under the Exchange Act.

Service Fees Paid to the Independent Registered Public Accounting Firm

The Audit Committee engaged Sherb and Co LLP to perform an annual audit of the Company’s financial statements for the fiscal year ended December 31, 2006. The following is the breakdown of aggregate fees paid to the auditors for the Company for the last two fiscal years:

	2006	2005
Audit fees	$105,000	$98,000
Audit related fees	30,000	22,250
Tax fees	6,000	6,000
All other fees	65,284	36,400

	$206,284	$162,650

•	“Audit fees” are fees paid for professional services for the audit of our financial statements.
•	“Tax fees” are fees primarily for tax compliance in connection with filing US income tax returns.
•

“Audit Related fees” are fees billed by Sherb and Co. LLP. to us for services not included in the first two categories, specifically, SAS 100 reviews, SEC filings and consents, and accounting consultations on matters addressed during the audit or interim reviews, and review work related to quarterly filings.

•	“All other fees” are fees paid to Horwath, Sakura and Co for the audit of our subsidiary Rex Tokyo in 2004, which the Company agreed to pay as part of the sale in April 2006.

Report of the Audit Committee

AUDIT COMMITTEE REPORT

The audit committee, which is composed of three independent directors (Eric La Cara, Raymond Christinson and Clifford James Bernstein), operates under a written charter adopted by the Board of Directors. Among its functions, the Committee recommends to the board of directors the selection of independent auditors.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls, and the independent auditors are responsible for auditing those financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee’s responsibility is to oversee the financial reporting process on behalf of the board of directors and to report the result of their activities to the Board of Directors.

In this context, the Committee has met and held discussions with management and the independent auditors. Management represented to the Committee that our financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the financial statements with management and the independent auditors. The Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The independent auditors also provided to the committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent auditors their independence and considered the compatibility of permissible non-audit services with the auditors’ independence.

Based upon the Committee’s discussion with management and the independent auditors and the Committee’s review of the representation of management and the report of the independent auditors to the committee, and relying thereon, the Committee recommended that the board of directors include the audited financial statements in our Annual Report on Form 10-K for the years ended December 31, 2006 and 2005 as filed with the SEC.

Audit Committee of the Board of Directors,

Eric La Cara, Chairman

Clifford Bernstein

Raymond Christinson

PROPOSAL 4

Adoption of the IA Global, Inc.

2007 Stock Incentive Plan

General

The Company is asking the shareholders to approve the IA Global, Inc. 2007 Stock Incentive Plan (the “Plan”), the material terms of which are more fully described below. The Board of Directors approved the Plan on April 20, 2007, subject to the shareholder approval solicited by this proxy statement. The purpose of the Plan is to assist the Company and its affiliates in attracting, retaining and providing incentives to employees, directors, consultants and independent contractors who serve the Company and its affiliates by offering them the opportunity to acquire or increase their proprietary interest in the Company and to promote the identification of their interests with those of the shareholders of the Company.

Description of the Plan

The Plan permits the grant of Options, Restricted Stock, Restricted Stock Units (“RSUs”) Performance Awards and Other Stock-Based Awards (each, an “Award”). The following summary of the material features of the Plan is entirely qualified by reference to the full text of the Plan, a copy of which is attached hereto as Annex 2. Unless otherwise specified, capitalized terms used in this summary have the meanings assigned to them in the Plan.

Eligibility

All Employees, Non-Employee Directors, consultants and independent contractors of the Company and its Affiliates (“Eligible Persons”) are eligible to receive grants of Awards under the Plan. As of April 25, 2007, the number of employees eligible to participate in the Plan was 24, the number of consultants and independent contractors eligible to participate in the Plan was 1, and the number of non-employee directors eligible to participate in the Plan was 4.

Administration

Except with respect to Awards granted to Non-Employee Directors, the Plan is administered by the Compensation Committee of the Board of Directors, unless the Board of Directors appoints another committee or person(s) for such purpose. If no such appointment is in effect at any time, the committee shall mean the Board (the “Committee”). With respect to Awards granted to Non-Employee Directors, the Board of Directors serves as the Committee, unless the Board of Directors appoints another committee or person(s) for such purpose. The Committee has plenary authority and discretion to determine the Eligible Persons to whom Awards are granted (each a “Participant”) and the terms of all Awards under the Plan. Subject to the provisions of the Plan, the Committee has authority to interpret the Plan and agreements under the Plan and to make all other determinations relating to the administration of the Plan.

Stock Subject to the Plan

The maximum number of shares of Common Stock that may be issued under the Plan is 20,000,000. If any shares of Restricted Stock are forfeited, or if any Award terminates, expires or is settled without all or a portion of the shares of Common Stock covered by the Award being issued, such shares will again be available for the grant of additional Awards. Further, if an Option is surrendered pursuant to a “net issuance” as described below, the number of shares covered by the surrendered Option, reduced by the number of shares of Common Stock issued pursuant to the net issuance, will be available for the grant of additional Awards.

Options

The Plan authorizes the grant of Nonqualified Stock Options and Incentive Stock Options. Incentive Stock Options are stock options that satisfy the requirements of Section 422 of the Code and may be granted only to Section 422 Employees. A Section 422 Employee is an Employee who is employed by the Company or a “parent corporation” or “subsidiary corporation” (defined in Sections 424(e) and (f) of the Code) with respect to the Company, including a “parent corporation” or “subsidiary corporation” that becomes such after the adoption of the Plan. Nonqualified Stock Options are stock options that do not satisfy the requirements of Section 422 of the Code. The exercise of an Option permits the Participant to purchase shares of Common Stock from the Company at a specified exercise price per share. Options granted under the Plan are exercisable upon such terms and conditions as the Committee shall determine. The exercise price per share and manner of payment for shares purchased pursuant to Options are determined by the Committee, subject to the terms of the Plan. The per share exercise price of Options granted under the Plan may not be less than the fair market value (110% of the fair market value in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder) per share on the date of grant. The Plan provides that the term during which Options may be exercised is determined by the Committee, except that no Option may be exercised more than ten years (five years in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder) after its date of grant. The Committee may permit the exercise of an Option on a “net issuance” basis pursuant to which the Participant surrenders an Option and receives in exchange shares of Common Stock with a fair market value on the date of surrender equal to the difference between (i) the fair market value of the shares subject to the surrendered Option, and (ii) the exercise price of the surrendered Option. The Committee may condition the grant or vesting of an Option on the achievement of one or more Performance Goals, as described below.

Restricted Stock Awards

The Plan authorizes the Committee to grant Restricted Stock Awards. Shares of Common Stock covered by a Restricted Stock Award are restricted against transfer and subject to forfeiture and such other terms and conditions as the Committee determines. Such terms and conditions may provide, in the discretion of the Committee, for the vesting of awards of Restricted Stock to be contingent upon the achievement of one or more Performance Goals, as described below.

RSUs

The Plan authorizes the Committee to grant RSU Awards. RSU Awards granted under the Plan are contingent awards of Common Stock (or the cash equivalent thereof). Pursuant to such Awards, shares of Common Stock are issued subject to such terms and conditions as the Committee deems appropriate, including terms that condition the issuance of the shares upon the achievement of one or more Performance Goals, as described below. Unlike in the case of awards of Restricted Stock, shares of Common Stock are not issued immediately upon the award of RSUs, but instead shares of Common Stock (or the case equivalent thereof) are issued upon the satisfaction of such terms and conditions as the Committee may specify, including the achievement of one or more Performance Goals.

Performance Awards

The Plan authorizes the grant of Performance Awards. Performance Awards provide for payments in cash, shares of Common Stock or a combination thereof contingent upon the attainment of one or more Performance Goals established by the Committee. For purposes of the limit on the number of shares of Common Stock with respect to which an Employee may be granted Awards during any fiscal year, a Performance Award is deemed to cover the number of shares of Common Stock equal to the maximum number of shares that may be issued upon payment of the Award. The maximum cash amount that may be paid to any Employee pursuant to all Performance Awards granted to such Employee during a fiscal year may not exceed $250,000.

Other Stock-Based Awards

The Plan authorizes the grant of Other Stock-Based Awards. Other Stock-Based Awards shall cover such number of shares of Common Stock and have such terms and conditions as the Committee shall determine, including terms that condition the payment or vesting the Other Stock-Based Award upon the achievement of one or more Performance Goals.

Dividends and Dividend Equivalents

The terms of an Award may, at the Committee’s discretion, provide a Participant with the right to receive dividend payments or dividend equivalent payments with respect to shares of Common Stock covered by the Award. Such payments may either be made currently or credited to any account established for the Participant, and may be settled in cash or shares of Common Stock.

Performance Goals

The terms and conditions of an Award may provide for the grant, vesting or payment of the Award to be contingent upon the achievement of one or more specified Performance Goals established by the Committee. For this purpose, “Performance Goals” means performance goals established by the Committee which may be based on earnings or earnings growth, sales, return on assets, cash flow, total shareholder return, equity or investment, regulatory compliance, satisfactory internal or external audits, improvement of financial ratings, achievement of balance sheet or income statement objectives, implementation or completion of one or more projects or transactions, or any other objective goals established by the Committee, and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. Such Performance Goals may be particular to an Eligible Person or the department, branch, Affiliate, or division in which the Eligible Person works, or may be based on the performance of the Company, one or more Affiliates, or the Company and one or more Affiliates, and may cover such period as may be specified by the Committee.

Capital Adjustments

If the outstanding Common Stock of the Company changes as a result of a stock dividend, stock split, reverse stock split, spin-off, recapitalization, reclassification, combination or exchange of shares, merger, consolidation or liquidation or the like, the Committee shall substitute or adjust: (a) the number and class of securities subject to outstanding Awards, (b) the type of consideration to be received upon exercise or vesting of an Award, (c) the exercise price of Options, (d) the aggregate number and class of securities for which Awards may be granted under the Plan, and/or (e) the maximum number of Shares with respect to which an Employee may be granted Awards during the fiscal year.

Withholding

The Company is generally required to withhold tax on the amount of income recognized by a Participant with respect to an Award. Withholding requirements may be satisfied, as provided in the agreement evidencing the Award, by (a) tender of a cash payment to the Company, (b) withholding of shares of Common Stock otherwise issuable, or (c) delivery to the Company by the Participant of unencumbered shares of Common Stock.

Termination and Amendment

The Board of Directors may amend or terminate the Plan at any time. However, after the Plan has been approved by the stockholders of the Company, the Board of Directors may not amend or terminate the Plan without the approval of (a) the Company’s stockholders if stockholder approval of the amendment is required by applicable law, rules or regulations, and (b) each affected

Participant if such amendment or termination would adversely affect such Participant’s rights or obligations under any Awards granted prior to the date of the amendment or termination.

Term of the Plan

Unless sooner terminated by the Board of Directors, the Plan will terminate on April 20, 2017. Once the Plan is terminated, no further Awards may be granted or awarded under the Plan. Termination of the Plan will not affect the validity of any Awards outstanding on the date of termination.

Summary of Certain Federal Income Tax Consequences

The following discussion briefly summarizes certain United States federal income tax aspects of Awards granted pursuant to the Plan. State, local and foreign tax consequences may differ.

Incentive Stock Options. Generally, a Participant who is granted an Incentive Stock Option will not recognize income on the grant or exercise of the Option. However, the difference between the exercise price and the fair market value of the stock on the date of exercise is an adjustment item for purposes of the alternative minimum tax. If a Participant does not exercise an Incentive Stock Option within certain specified periods after termination of employment, the Participant will recognize ordinary income on the exercise of the Incentive Stock Option in the same manner as on the exercise of a Nonqualified Stock Option, as described below.

The general rule is that gain or loss from the sale or exchange of shares of Common Stock acquired on the exercise of an Incentive Stock Option will be treated as capital gain or loss. If certain holding period requirements are not satisfied, however, the Participant generally will recognize ordinary income at the time of the disposition. Gain recognized on the disposition in excess of the ordinary income resulting therefrom will be capital gain, and any loss recognized will be a capital loss.

Nonqualified Stock Options, RSUs, Performance Awards and Other Stock-Based Awards. A Participant generally is not required to recognize income on the grant of a Nonqualified Stock Option, RSU, Performance Award or Other Stock-Based Award. Instead, ordinary income generally is required to be recognized on the date the Nonqualified Stock Option is exercised, or in the case of an RSU, Performance Award or Other Stock-Based Award, on the date of payment of such Award in cash and/or shares of Common Stock. In general, the amount of ordinary income required to be recognized is: (a) in the case of a Nonqualified Stock Option, an amount equal to the excess, if any, of the fair market value of the shares of Common Stock on the date of exercise over the exercise price; and (b) in the case of an RSU, Performance Award or Other Stock-Based Award, the amount of cash and the fair market value of any shares of Common Stock received.

Restricted Stock. Unless a Participant who is granted shares of Restricted Stock makes an election under Section 83(b) of the Code as described below, the Participant generally is not required to recognize ordinary income on the award of Restricted Stock. Instead, on the date the shares vest (i.e. become transferable or no longer subject to a substantial risk of forfeiture), the Participant will be required to recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares of Restricted Stock on such date over the amount, if any, paid for such shares. If a Participant makes a Section 83(b) election to recognize ordinary income on the date the shares of Restricted Stock are awarded, the amount of ordinary income required to be recognized is an amount equal to the excess, if any, of the fair market value of the shares on the date of award over the amount, if any, paid for such shares. In such case, the Participant will not be required to recognize additional ordinary income when the shares vest.

Gain or Loss on Sale or Exchange of Shares. In general, gain or loss from the sale or exchange of shares of Common Stock granted or awarded under the Plan will be treated as capital gain or loss, provided that the shares are held as capital assets at the time of the sale or exchange. However, if certain holding period requirements are not satisfied at the time of a sale or exchange of shares of Common Stock acquired upon exercise of an Incentive Stock Option (a “disqualifying disposition”), a Participant generally will be required to recognize ordinary income upon such disposition.

Deductibility by Company. The Company generally is not allowed a deduction in connection with the grant or exercise of an Incentive Stock Option. However, if a Participant is required to recognize ordinary income as a result of a disqualifying disposition, the Company generally will be entitled to a deduction equal to the amount of ordinary income so recognized. In general, in the case of a Nonqualified Stock Option (including an Incentive Stock Option that is treated as a Nonqualified Stock Option, as described above), a Restricted Stock Award, an RSU, a Performance Award or an Other Stock-Based Award, the Company will be allowed a deduction in an amount equal to the amount of ordinary income recognized by the Participant, provided that certain income tax reporting requirements are satisfied.

Parachute Payments. Where payments to certain persons that are contingent on a change in control exceed limits specified in the Code, the person generally is liable for a 20 percent excise tax on, and the corporation or other entity making the payment generally is not entitled to any deduction for, a specified portion of such payments. Under the Plan, the Committee has plenary authority and discretion to determine the vesting schedule of Awards. Any Award under which vesting is accelerated by a change in control of the Company, would be relevant in determining whether the excise tax and deduction disallowance rules would be triggered.

Performance-Based Compensation. Subject to certain exceptions, Section 162(m) of the Code disallows federal income tax deductions for compensation paid by a publicly-held corporation to certain executives to the extent the amount paid to an executive exceeds $1 million for the taxable year. The Plan has been designed to allow the grant of Awards that qualify under an exception to the deduction limit of Section 162(m) for “performance-based compensation.”

Tax Rules Affecting Nonqualified Deferred Compensation Plans. Section 409A of the Code imposes tax rules that apply to “nonqualified deferred compensation plans.” Failure to comply with, or to qualify for an exemption from, the new rules with respect to an Award could result in significant adverse tax results to the Award recipient including immediate taxation upon vesting, an additional income tax of 20 percent of the amount of income so recognized, plus a special interest payment. The Plan is intended to comply with Section 409A of the Code to the extent applicable, and the Committee will administer and interpret the Plan and Awards accordingly.

Securities Authorized for Issuance Under Equity Compensation Plans

As of December 31, 2006, the Company had the following equity compensation plans in place: 1999 and 2000 Stock Option Plans.

Your Board Recommends That Stockholders Vote FOR The Adoption of the IA Global, Inc. 2007 Stock Incentive Plan

PROPOSAL 5

To Amend and Restate

the IA Global, Inc. Bylaws

Since our formation in 1998, our Bylaws have never been amended. Our Board of Directors has determined that it is in our best interests and the best interests of our shareholders to delete information that is solely of historical interest, to update our Bylaws to current Delaware law, to add an advance notice provision regarding how shareholders can bring a shareholder proposal before an annual meeting, to change the number of directors to no more than nine, and to make other minor stylistic, definitional and clarifying drafting alterations.

A copy of the entire text of the proposed Amended and Restated Bylaws, which sets forth the amendments discussed above is attached as Annex 3 to this proxy statement. The above description of the amendments to our Amended and Restated Bylaws are a summary only and you should read the proposed Amended and Restated Bylaws that are attached to this proxy statement in their entirety.

Under Delaware law, the approval of the proposed Amended and Restated Bylaws requires the affirmative vote of the holders of a majority of the total number of issued and outstanding shares of our common stock.

Your Board Recommends That Stockholders Vote FOR The Amendment and Restatement of the IA Global, Inc. Bylaws

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company’s executive officers, Directors and 10% stockholders are required under the Exchange Act to file reports of ownership and changes in ownership with the SEC. Copies of these reports must also be furnished to the Company.

Based solely on a review of copies of reports furnished to the Company, or written representations that no reports were required, the Company believes that during 2006 its executive officers, Directors and 10% holders complied with all filing requirements.

STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS

If any stockholder intends to present a proposal to be considered for inclusion in the Company’s proxy material in connection with the 2008 Annual Meeting of Stockholders, the proposal must be in proper form (per SEC Regulation 14A, Rule 14a-8—Stockholder Proposals) and received by the Secretary of the Company on or before February 6, 2008.

OTHER BUSINESS

The Company’s management does not know of any other matter to be presented for action at the Annual Meeting. If any other matter should be properly presented at the Annual Meeting, however, it is the intention of the persons named in the accompanying proxy to vote said proxy in accordance with their best judgment.

A copy of our 2006 Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC, accompanies this Proxy Statement. Any exhibit to Form 10-K is also available upon written request at a reasonable charge for copying and mailing. Written requests should be addressed to Investor Relations, 101 California Street, Suite 2450, San Francisco, CA 94111. Copies of these documents may also be accessed electronically by means of the SEC’s website at http://www.sec.gov. The Annual Report on Form 10-K is not part of the proxy solicitation materials.

Mark Scott

Secretary

San Francisco, June 4, 2007